Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer and President
March 11, 2011		612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. MOURNS THE PASSING OF ITS CHIEF EXECUTIVE OFFICER, JOHN R. HAWKINS
Patrick H. Hawkins named Chief Executive Officer and President
Minneapolis, MN, March 11, 2011 — Hawkins, Inc. (Nasdaq: HWKN) today announced with great sadness that John R. Hawkins, its Chief Executive Officer, has passed away. Mr. Hawkins was a 40-year employee of the Company and its Chief Executive Officer since 2000. He was 59 years old. The Company previously announced that Mr. Hawkins was diagnosed with liver cancer and later announced that he was receiving hospice care.
Speaking on behalf of the Board of Directors, Chairman Jack McKeon said, “It is with deep sorrow we announce John’s passing. John was a well-respected leader at the Company, but more than that, he was a dear friend and colleague to the extended Hawkins family. We extend our deepest sympathies to John’s wife, Annette, their children and the entire Hawkins family.”
Patrick H. Hawkins, President of the Company and nephew of John Hawkins, said, “We are all deeply saddened by the death of my uncle and good friend. As a person John was humble, but as the Company’s leader, he created a culture of customer service and responsiveness that grew the Company greatly in his 11 years as CEO. He will be greatly missed.”
The Company also announced that the Company’s Board of Directors today appointed Patrick H. Hawkins as Chief Executive Officer and President of the Company. Patrick Hawkins has been with the Company for 18 years and had previously been promoted to the position of President as part of the Board’s succession planning efforts.
Jack McKeon said, “While we wish the circumstances of his appointment could have been different, the Company is fortunate to have someone with Patrick’s skills and intimate knowledge of the business ready to assume the role of CEO. The Board remains confident that despite John’s untimely death, Patrick and the entire management team will do an excellent job of leading Hawkins forward.”
Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
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